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                               EXHIBIT 10(iii)(e)

                     [NAUTICA ENTERPRISES, INC. LETTERHEAD]

May 1, 1998

Mr. David Chu
Nautica International, Inc.
11 West 19th Street
11th Floor
New York, New York 10011

Dear David:

This letter sets forth our agreement concerning the sale of certain new apparel products bearing the "Nautica" trademark in the United States by Nautica Enterprises, Inc., or one or more of its wholly-owned subsidiaries (collectively, "Nautica") directly to third parties (the "Third Parties").

Except as provided below, Nautica will pay you a continuing regular payment in the amount of 1.5% of the "Included Net Sales" of any "Included Products" which are part of an "Included Line" after such Included Line becomes profitable to Nautica, for any fiscal year of Nautica, for so long as such Included Products and/or Included Lines are sold by Nautica to Third Parties (the "Payment"). Included Net Sales will mean gross sales (after deducting returns) of Included Products by Nautica sold directly at wholesale (or as provided below at retail) to Third Parties after the date hereof. The "Included Products" will only include apparel products bearing the "Nautica" trademark and included only in the lines listed below (the "Included Lines"): . . . (v) ladies sleepwear; (vi) new sport technology apparel (including hats and bags)...[confidential-filed with SEC].

The Payment for Included Net Sales by Nautica of any Included Product sold to a Third Party at a discount of more than 20% shall be .75% of the Included Net Sales.

In the event that an Included Line is profitable to Nautica for any fiscal year and becomes unprofitable to Nautica for any subsequent fiscal year(s), the Payment made to you for any and all such future unprofitable years shall be reduced to .75% of the Included Net Sales.

No Payment shall be made with respect to retail sales by Nautica. However, if in any fiscal year an Included Line is profitable to Nautica at retail but not profitable to Nautica at wholesale, then for such year (i) you will be entitled to a payment of .75% of the Included Net Sales at retail of the included Products which are part of such Included Line and (ii) you will not be entitled to any Payment of the Included Net Sales at wholesale.

In the event that an Included Line is not profitable for any three consecutive fiscal years after its introduction by Nautica, such Included Line shall no longer be an Included Line for purposes of this letter.

Nautica agrees to account for each of the Included Lines in such manner that a detailed accounting of each Included Product and Included Line shall be provided to you quarterly.

It is our intention that this letter shall maintain the status quo concerning our respective rights to any intellectual property, including rights to any Nautica names or trademarks. Accordingly, (i) nothing in this letter will modify any such respective rights and (ii) neither you nor Nautica will submit, or refer to, this letter, or any of its terms, in any legal proceeding relating to such respective rights.

This letter shall be binding upon Nautica and any successors to all or substantially all of the assets and business of Nautica.
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This agreement constitutes the entire agreement between the parties with respect to the matters referred to herein.

Very truly yours,

NAUTICA ENTERPRISES, INC.

By: /s/ Harvey Sanders
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Agreed:

/s/ David Chu
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